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NEWS
RELEASE------------------------------------------------------

FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
         (512) 434-5587


    TEMPLE-INLAND INC. TO SELL THIRD PARTY MORTGAGE SERVICING

     AUSTIN, TEXAS, September 17, 2004-As a part of the previously announced repositioning of the mortgage origination activities conducted by its wholly-owned subsidiary Guaranty Residential Lending (GRL), Temple-Inland announced today that GRL plans to sell its third party mortgage servicing portfolio. The sale of this asset will further reduce costs, earnings volatility, and exposure to changing market conditions.

     On an ongoing basis, these actions are not expected to have a significant affect on Temple-Inland earnings. The sale of the third party mortgage servicing portfolio is expected to be completed by first half 2005.

     Temple-Inland Inc. is a major manufacturer of corrugated packaging and building products, with a diversified financial services operation. The Company's 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiativer (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock
(TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

     This release contains forward-looking statements that involve risks and uncertainties. The actual results of Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland; the availability and price of raw materials; competitive actions by other companies; changes in laws or regulations; the accuracy of judgments and estimates concerning the integration of acquired operations and Temple-Inland's consolidation and supply chain initiatives; and other factors, many of which are beyond the control of Temple-Inland.